Exhibit 99.1
PORTOLA PACKAGING REPORTS FIRST QUARTER FISCAL YEAR 2008 RESULTS
     BATAVIA, IL—January 9, 2008 — Portola Packaging, Inc. (“Portola” or the “Company”) today reported results for the first quarter of fiscal year 2008, ended November 30, 2007. The Company reported sales of $72.6 million for the first quarter of fiscal year 2008 compared to $67.4 million for the first quarter of fiscal year 2007, an increase of 7.7%. Portola reported operating income of $2.0 million for the first quarter of fiscal year 2008, compared to an operating income of $3.3 million reported in the first quarter of fiscal year 2007, a decrease of $1.3 million. The decrease was primarily due to lower gross margins of $1.1 million and higher product development expenses. The lower gross margins were the result of a lag in passing higher resin costs to customers and higher utility, freight and labor costs. Portola reported a net loss of $2.6 million for the first quarter of fiscal year 2008 compared to a net loss of $2.1 million for the first quarter of fiscal year 2007.
     EBITDA(a), (c) increased $0.4 million to $7.6 million in the first quarter of fiscal year 2008 compared to $7.2 million in the first quarter of fiscal year 2007. Adjusted EBITDA(b), (c), which excludes the effect of restructuring charges, (gains) or losses on the sale of assets and other non recurring expenses, increased $0.4 million to $7.7 million in the first quarter of fiscal year 2008 compared to $7.3 million reported in the first quarter of fiscal year 2007. Higher foreign exchange gains of $1.7 million between the periods due to the weakening of the US dollar more than offset the lower operating income reported earlier.
CONFERENCE CALL:
     Portola Packaging, Inc. executives will hold a conference call to discuss the first quarter of fiscal year 2008 results. The conference call is scheduled for January 10, 2008 10:00 AM Central Time. The United States Dial-In Number is 888-400-7916. The International Dial-In Number is 703-925-2612. This press release and any additional financial and operating information, if any, will be available under the “in the news” section on the Company’s web site at www.portpack.com.

ABOUT PORTOLA PACKAGING, INC:
     Portola Packaging is a leading designer, manufacturer and marketer of tamper-evident plastic closures used in dairy, fruit juice, bottled water, sports drinks, institutional food and other non-carbonated beverage markets. The Company also produces a wide variety of plastic bottles for use in dairy, water and juice markets, including various high density bottles, as well as five-gallon polycarbonate water bottles. In addition, the Company designs, manufactures and markets capping equipment for use in high speed bottling, filling and packaging production lines. Portola is also engaged in the manufacture and sale of tooling and molds used for blow molding. For more information about Portola Packaging, visit the Company’s web site at www.portpack.com.
     ABOUT PORTOLA TECH INTERNATIONAL:
     Portola Tech International (“PTI”) is a wholly-owned subsidiary of Portola and is a leading manufacturer, marketer and designer of plastic packaging components for the cosmetic, fragrance and toiletries markets. PTI’s capabilities include injection and compression molding, thermal and ultraviolet metallizing, ultraviolet one-coat spray technologies, silk screening, hot stamping, lining and multiple component assembly. In addition to offering the largest stock line of closures in the industry, with over 450 styles and sizes, PTI has a complementary line of heavy-wall PETG and polypropylene jars. For more information about PTI, visit PTI’s web site at www.techindustries.com.

FOR ADDITIONAL INFORMATION CONTACT:

Brian J. Bauerbach	Portola Packaging, Inc.
President and Chief Executive Officer	951 Douglas Road
(630) 326-2117	Batavia, Illinois 60510
Web Site: www.portpack.com

Michael T. Morefield	Phone:	(630) 406-8440
Senior Executive Vice President		(888) 739-0936
Chief Financial Officer	Fax:	(630) 406-8442
(630) 326-2074	Email:	Info@mail.portpack.com

PORTOLA PACKAGING, INC.
Financial Results (in millions)

	Q1 08	Q1 07
Sales	$72.6	$67.4
Cost of sales	63.4	57.1

Gross profit	9.2	10.3
Gross profit % (d)	12.7%	15.3%
SG&A, R&D and amortization	7.2	6.9
Restructuring	—	0.1

Operating income (loss)	2.0	3.3
Interest expense	4.6	4.4
Amortization of debt issuance costs	0.4	0.4
Foreign exchange (gain)	(1.8)	(0.1)
Other (income) expense, net	0.1	—

Income (loss) before income taxes	(1.3)	(1.4)
Income tax expense	1.3	0.7

Net loss	$(2.6)	$(2.1)

Add:
Interest expense	$4.6	$4.4
Income tax expense	1.3	0.7
Depreciation expense	3.8	3.6
Amortization of intangibles	0.1	0.2
Amortization of debt issuance costs	0.4	0.4

EBITDA (a), (c)	$7.6	$7.2
EBITDA % (a), (c) (d)	10.5%	10.7%

Adjustments to EBITDA (b), (c):
Restructuring	$—	$0.1
Other	0.1	—

Adjusted EBITDA (b), (c)	$7.7	$7.3
Adjusted EBITDA % (b), (c) (d)	10.6%	10.8%

		Audited
	November 30,	August 31,
	2007	2007
Current assets	$74.0	$69.0
Property, plant and equipment, net	72.8	71.7
Other assets	20.5	20.8

Total assets	$167.3	$161.5

Current liabilities	$39.7	$35.6
Revolver	42.8	39.6
Senior notes	180.0	180.0
Other liabilities	3.2	3.0

Total liabilities	265.7	258.2

Other equity	8.3	7.4
Accumulated deficit	(106.7)	(104.1)

Total equity (deficit)	(98.4)	(96.7)

Total liabilities and shareholders’ equity (deficit)	$167.3	$161.5

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(a)	EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, interest expense (including amortization of debt issuance costs) and amortization of intangible assets.
(b)	Adjusted EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, net interest expense, amortization of debt issuance costs, amortization of intangible assets, impairment of intangible assets, restructuring costs, one-time relocation costs, gains and losses on sale of assets and other non-recurring expenses. Adjusted EBITDA excludes restructuring charges of $0.1 million for the three months ended November 30, 2006. There were no restructuring charges for the three months ended November 30, 2007
(c)	EBITDA and Adjusted EBITDA are not intended to represent and should not be considered more meaningful than, or an alternative to, net income (loss), cash flow or other measures of performance in accordance with generally accepted accounting principles. EBITDA and Adjusted EBITDA data are included because the Company understands that such information is used by certain investors as one measure of an issuer’s historical ability to service debt and because certain restrictive covenants in the Indenture are based on a term very similar to the Company’s Adjusted EBITDA.
(d)	Percentages are calculated as a percent of sales.